                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant To Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): NOVEMBER 23, 2004

                    UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

                               UCDP FINANCE, INC.

             (Exact name of Registrants as specified in its charter)
                             -----------------------

             FLORIDA                                     59-3128514
             FLORIDA                                     42-1581381
  (State or other jurisdiction              (I.R.S. employer identification no.)
of incorporation or organization)

      1000 UNIVERSAL STUDIOS PLAZA
               ORLANDO, FL                                            32819-7610
(Address of principal executive offices)                              (Zip code)

                                 (407) 363-8000
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE

A.   Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section
18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on
Form 8-K that is required to be disclosed solely to satisfy the requirements of
Regulation FD.

B.   Supplemental Information

TRANSACTION

At September 26, 2004, our total debt was $1,003.8 million, which included
$495.4 million outstanding under our bonds ($500 million, net of a remaining discount of $4.6 million) and $508.4 million outstanding under our senior secured credit agreement. In addition, at September 26, 2004, we had deferred special fees of $160.9 million, of which $17.4 million was classified as current. At September 26, 2004, we also had $196.1 million in cash and unused revolving credit, consisting of $103.9 million in cash and $92.2 million available under our revolving credit facilities.

At the present time, we are in the process of modifying our debt and equity structure (the Transaction). As part of this proposed Transaction, we will amend our senior secured credit agreement, which will include increasing our total balance to $550 million, modifying certain covenants, and extending our amortization schedule so that we pay annual principal of $5.5 million with $517 million due in 2011. In addition, our existing revolving credit facilities will be cancelled and substituted with a new $100 million revolving credit facility.
We expect that the proceeds from the Transaction will allow us to fund approximately $92 million in Partner distributions. In connection with the
Transaction, our Partners will also forgive $50 million in deferred special fees. Accordingly, pro forma for this Transaction at September 26, 2004, our total debt and deferred special fees, respectively, would be $1,045.4 million and $110.9 million. The exact amounts of the sources and uses will be subject the finalization of the Transaction.

OUTLOOK

Through September 2004, paid attendance was favorable 13% compared to the same period from 2003. In addition, revenue was up almost $100 million, or 18%, while
EBITDA was up $42.4 million, or 27%, compared to the same 2003 period. On a last-twelve-month basis through September 2004, our EBITDA was approximately
$241.4 million. This includes the negative impact of two items: $17.5 million related to the impact of the hurricanes, which includes $13.5 million in lost business and $4 million in direct costs, and $9 million in unplanned expenses from excess bonus accruals. But for these events, EBITDA on a last-twelve-month basis through September 2004 would have been $267.9 million.

For the year ended December 2004, we expect attendance to be up approximately
15% compared to 2003. We also expect revenue to increase by about 20% for full year 2004 compared to 2003. As a result, we expect EBITDA for full year 2004 to range between $255 million to $265 million, which is an increase ranging from 28% to 33% compared to the $199 million in EBITDA generated in
2003. This includes the net negative impact of 3 items totaling $18.5 million.
These items include $17.5 million related to the impact of the hurricanes, $12 million in unplanned expenses from excess bonus accruals, offset by $11 million related to adjustments to our fiscal calendar. But for these events, projected
EBITDA through December 2004 would range from $273.5 million to $283.5 million.

C. Forward-Looking Information

Certain statements appearing in this Current Report on Form 8-K are
"forward-looking statements." Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this report, the words "estimates,"
"expects," "anticipates," "projects," "plans," "intends," "believes,"
"forecasts" or future conditional verbs, such as "will," "should," "could," or
"may" and variations of such words or similar expressions, are intended to identify forward-looking statements. Because these forward-looking statements are subject to numerous risks and uncertainties, our actual results may differ materially from those expressed in or implied by such forward-looking statements. Some of the risks and uncertainties that may cause such differences include, but are not limited to, risks and uncertainties relating to a general economic downturn; the dependence of our business on air travel; the risks inherent in deriving substantially all of our revenues from one location; our dependence on Universal Studios, Inc. and its affiliates; the loss of key distribution channels for pass sales; competition within the Orlando theme park market; publicity associated with accidents occurring at theme parks; the loss of material intellectual property rights used in our business; and the seasonality of our business. There may also be other factors that may cause our actual results to differ materially from those expressed in or implied by any forward-looking statements contained in this report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

                                       UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

Date:    November 23, 2004             By:  /s/ Michael J. Short
                                          --------------------------------------
                                          Name:    Michael J. Short
                                          Title:   Principal Financial Officer

                                       UCDP FINANCE, INC.

Date:    November 23, 2004             By:  /s/ Michael J. Short
                                           -------------------------------------
                                       Name:    Michael J. Short
                                       Title:   Treasurer (Principal Financial
                                                Officer)